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                                                                    EXHIBIT 99.1

[WILLIAMS LOGO]

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03/25/2002

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             WILLIAMS, MIDAMERICAN AND NEVADA POWER NEGOTIATE FIRST
                 RISK MANAGEMENT CONTRACT FOR REGULATED UTILITY

TULSA, OKLA. -- Williams (NYSE:WMB) and Nevada Power Co. have entered exclusive negotiations on a long-term agreement to supply fuel, assets and risk management services that could ease anticipated consumer electricity rate increases in the near-term and provide long-term stability and reliability for Nevada Power customers. The proposed agreement would represent the first transaction of its kind entered into by a regulated utility. Power demand in Nevada Power's service area is expected to increase from approximately 4,500 megawatts to more than 6,000 megawatts over the next 10 years. Any agreement will require the approval of the Public Utilities Commission of Nevada.

"When approved, Williams believes this contract would provide an innovative blueprint for other regulated utilities to seek comprehensive solutions for price stability and power reliability," said Steve Malcolm, president and chief executive officer of Williams. "Over the last few years, Williams has entered into seven similar arrangements with electric cooperatives and municipalities. We look forward to applying these same successful risk management principles to the regulated utility industry and are delighted to begin this process with an innovative and forward-looking utility such as Nevada Power."

Williams together with MidAmerican Energy Holdings Company, a member of Berkshire Hathaway Inc. (NYSE:BRKa) family of companies, seeks completion of the proposed full-requirements contract with Nevada Power within the next two months. Under the agreement, Williams and MidAmerican would be prepared to build new generation in order to serve Nevada Power's rapidly increasing power demand. The agreement also encourages Nevada Power to secure future power supply agreements, which Williams would manage under its full-requirements contract.

Additionally, Williams will immediately blend power contracts already purchased by Nevada Power for the summer 2002 into Williams' current portfolio, allowing Nevada Power to extend the payment for these contracts over a longer period of time. This agreement would reduce an anticipated Nevada Power customer rate increase from 20 percent down to 8.8 percent. The Public Utilities Commission of Nevada is expected to address a rate increase request from Nevada Power this week.

"The energy business has entered a new era that requires financial structures that invite the participation of other financially strong and diverse entities. Williams believes this arrangement among Williams, MidAmerican and Nevada Power will serve as an example of how the business and financial



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sectors together can develop cooperative solutions for energy challenges that face the nation," Malcolm said. "Williams anticipates the arrangement with MidAmerican and Nevada Power will produce a dynamic structure for long-term transactions that can be applied with numerous parties in many states."

Nevada Power, a subsidiary of Sierra Pacific Resources (NYSE:SRP), serves one of the fastest-growing areas in the West. Nevada Power serves more than 650,000 customers in Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and surrounding areas.

Williams' energy marketing and trading unit manages its customers' exposure to volatile energy prices using comprehensive risk management services and creates customized energy financing solutions for producers and end-users. Utilizing sophisticated risk-management tools, Williams has pioneered structured solutions such as long-term tolling arrangements and full-requirements transactions. Williams' energy marketing and trading unit buys and sells all types of energy products nationwide including natural gas and gas liquids, crude oil and refined products and electricity.

MidAmerican Energy Holdings Company, with headquarters in Des Moines, Iowa, is a privately owned global energy provider. The company has 10,000 employees and provides electric and natural gas service to approximately 5 million customers. The company has approximately 10,000 net megawatts of diversified power generation under ownership, contract and in operation, construction and advanced development.

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
Paula Hall-Collins (media)                  Rick Rodekohr (investors)             Richard George (investors)
(918) 573-3332                              (918) 573-2087                        (918) 573-3679
paula.hall-collins@williams.com             rick.rodekohr@williams.com            richard.george@williams.com
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